AMENDMENT NO. 2 TO
FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERIGAS PARTNERS, L.P.

This Amendment No. 2 to the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. (the “Partnership”), dated as of July 27, 2015 (this “Amendment”), is entered into by AmeriGas Propane, Inc., a Pennsylvania corporation, as the General Partner, pursuant to the authority granted to the General Partner in Section 15.1 of the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., dated as of July 27, 2009 (as amended to the date hereof, the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined herein are used as defined in the Partnership Agreement.

WHEREAS, pursuant to Section 15.1(d) of the Partnership Agreement, each Limited Partner agreed that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the sole discretion of the General Partner does not adversely affect the Limited Partners in any material respect;

WHEREAS, the General Partner has considered the benefits of adopting an exclusive forum provision in the Partnership Agreement, including to avoid the costs, risks and the potential disruption to the business of defending litigation in multiple jurisdictions, the risks of inconsistent or conflicting determinations, and the risk of courts in non-Delaware jurisdictions misapplying Delaware law relating to the duties, obligations and rights of the partners under the Partnership Agreement and Delaware law; and

WHEREAS, the General Partner finds and determines that the change reflected in this Amendment is fair and reasonable to the Partnership and does not adversely affect the Limited Partners in any material respect.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1. Amendment. Section 18.10 of the Partnership Agreement is amended and restated to read as follows:

18.10 APPLICABLE LAW; FORUM; VENUE AND JURISDICTION (a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each Partner and each Person holding any beneficial interest in the Partnership (whether though a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits, actions or proceedings to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act, or (E) asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction (x) of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed or, (y) if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, of any other court located in the State of Delaware with subject matter jurisdiction or of any other court to which proceedings in such lower court may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and

(vi) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

3. Applicable Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERIGAS PROPANE, INC.

By: /s/ Monica M. Gaudiosi
Name: Monica M. Gaudiosi
Title: Vice President, General Counsel
and Secretary